Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES PRICING OF €550 MILLION AND U.S.$750 MILLION

IN SENIOR SECURED NOTES

MONTERREY, MEXICO, FEBRUARY 26, 2015 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today the pricing of €550 million of its 4.375% Senior Secured Notes due 2023 denominated in Euros (the “Euro Notes”) and U.S.$750 million of its 6.125% Senior Secured Notes due 2025 denominated in U.S. Dollars (the “U.S. Dollar Notes”).

The Euro Notes will bear interest at an annual rate of 4.375% and mature on March 5, 2023. The Euro Notes will be issued at par and will be callable commencing on March 5, 2019. The U.S. Dollar Notes will bear interest at an annual rate of 6.125% and mature on May 5, 2025. The U.S. Dollar Notes will be issued at a price of 99.980% of face value and will be callable commencing on May 5, 2020. The closing of the offerings is expected to occur on March 5, 2015, subject to satisfaction of customary closing conditions.

CEMEX intends to use the net proceeds from the offerings of the Euro Notes and the U.S. Dollar Notes to fund the redemption and/or repurchase of (i) the Floating Rate Senior Secured Notes due 2015 (the “September 2015 Floating Rate U.S. Dollar Notes”), issued by CEMEX, (ii) the 9.000% Senior Secured Notes due 2018 (the “January 2018 U.S. Dollar Notes”), issued by CEMEX, and/or (iii) the 9.250% Senior Secured Notes due 2020 (the “May 2020 U.S. Dollar Notes”), issued by CEMEX España, S.A., acting through its Luxembourg Branch, and the remainder, if any, for general corporate purposes, including the repayment of indebtedness under CEMEX’s Credit Agreement, dated as of September 29, 2014 (the “Credit Agreement”), CEMEX’s Facilities Agreement, dated as of September 17, 2012, as amended (the “Facilities Agreement”), and/or other indebtedness, all in accordance with the Credit Agreement and the Facilities Agreement.

The Euro Notes and the U.S. Dollar Notes will share in the collateral pledged for the benefit of the lenders under the Credit Agreement, the Facilities Agreement and other secured obligations having the benefit of such collateral, and will be guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., Cemex Asia B.V., CEMEX Corp., CEMEX Finance LLC, Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK.

This release is neither an offer to purchase nor a solicitation of an offer to sell or buy any securities of CEMEX in any transaction.

The Euro Notes, the U.S. Dollar Notes and the guarantees thereof have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Euro Notes and the U.S. Dollar Notes are being offered only to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S, both as promulgated under the Securities Act.

THE EURO NOTES AND THE U.S. DOLLAR NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE EURO NOTES AND THE U.S. DOLLAR NOTES MAY BE OFFERED AND SOLD IN MEXICO, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE EURO NOTES AND THE U.S. DOLLAR NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE EURO NOTES AND THE U.S. DOLLAR NOTES, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE EURO NOTES AND THE U.S. DOLLAR NOTES AND THE OFFERING OF THE EURO NOTES AND THE U.S. DOLLAR NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE EURO NOTES AND THE U.S. DOLLAR NOTES OR OF CEMEX’S SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN THE DOCUMENTS USED FOR THE OFFERING. THE INFORMATION CONTAINED IN THE DOCUMENTS USED FOR THE OFFERING OF THE EURO NOTES AND THE U.S. DOLLAR NOTES IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.